Exhibit 10.12

Third Amendment
to the
Associate Stock Purchase Plan
(Amended and Restated
as of December 31,1997)

     RESOLVED, that the Associate Stock Ownership Plan (amended and restated as of December 31, 1997), (the“Plan”) is hereby amended effective June 29, 2002 by deleting the first and second sentences in Section 8 Termination or Amendment of the Plan and replacing it with the following:

     The Plan shall automatically terminate on the date that the maximum number of shares, as specified in Section 12 Maximum Number of Shares of the Plan have been issued. The Company, by action of the Board or the Committee, may terminate the Plan at any time prior to the issuance of the maximum number of shares authorized under the Plan, in which case notice of such termination shall be given to all participants, but any failure to give such notice shall not impair the effectiveness of the termination.